Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 25, 2025, with respect to the consolidated financial statements, financial statement schedule and internal control over financial reporting included in the Annual Report of OSI Systems, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of OSI Systems, Inc. on Forms S-3 (File Nos. 333-73618, 333-75228, 333-100791, 333-101716, 333-119704, and 333-148937) and Forms S-8 (File Nos. 333-45049, 333-69433, 333-106176, 333-122674, 333-132142, 333-148936, 333-157032, 333-173758, 333-190693, 333-213552, 333-222956, 333-252582, and 333-276715).

/s/ GRANT THORNTON LLP

Los Angeles, California

August 25, 2025